Exhibit 99.1
Harris Corporation Announces Distribution Ratio for
Spin-Off of Harris Stratex Networks, Inc.
MELBOURNE, Florida, May 14, 2009 — Harris Corporation (NYSE-HRS), an international communications and information technology company, today announced the distribution ratio for its previously announced spin-off to its shareholders of all the shares of Harris Stratex Networks, Inc. (NASDAQ: HSTX) common stock owned by Harris. Harris announced on March 31, 2009, that its Board of Directors approved the spin-off to its shareholders.
Harris shareholders will receive approximately 0.2484 of a share of Harris Stratex Networks Class A common stock for each share of Harris common stock they held as of 5:30 p.m. Eastern Time on May 13, 2009, the record date for the spin-off. The distribution of the Harris Stratex Networks shares will be effected by means of a taxable pro rata dividend payable on May 27, 2009. Harris shareholders will receive cash in lieu of any fraction of a Harris Stratex Networks share that they would otherwise receive in the spin-off. Harris currently owns approximately 55.8% of the outstanding shares of Harris Stratex Networks.
Harris shareholders do not need to take any action to receive shares of Harris Stratex Networks in the spin-off. Record holders of Harris common stock entitled to receive the distribution will receive an account statement reflecting their ownership of Harris Stratex Class A common stock from BNY Mellon Shareowner Services, the transfer agent for Harris Stratex Networks. For additional information, record holders of Harris common stock should contact BNY Mellon Shareowner Services by e-mail at shrrelations@bnymellon.com or by telephone at 1-888-261-6777 for record holders in the U.S. and Canada or at 1-201-680-6578 for record holders outside the U.S. and Canada. Harris shareholders who hold their shares through a broker, bank or other nominee and who are entitled to receive the distribution will have their brokerage, bank or other nominee account credited with Harris Stratex Networks Class A common stock. For additional information, those holders should contact their broker, bank or other nominee directly.
Harris will mail to Harris shareholders as of the record date an information statement that includes more detailed information about the spin-off of Harris Stratex Networks, including certain tax consequences. The information statement also will be available on Harris’ website at http://www.harris.com/HSTXspinoff.

About Harris Stratex Networks, Inc.
Harris Stratex Networks, Inc. is a leading specialist in backhaul solutions for mobility and broadband networks. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. For more information, visit www.HarrisStratex.com.
About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of $5.4 billion and 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
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Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

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